Exhibit 3.5

AGREEMENT OF LIMITED PARTNERSHIP

OF

INERGY MIDSTREAM, L.P.

a Delaware limited partnership

THIS AGREEMENT OF LIMITED PARTNERSHIP of Inergy Midstream, L.P., dated as of November 14, 2011 (this “Agreement”), is adopted, executed and agreed to by NRGM GP, LLC, a Delaware limited liability company, as the General Partner, and Inergy, L.P., a Delaware limited partnership, as the Organizational Limited Partner.

RECITALS

WHEREAS, on the date hereof, Inergy Midstream, LLC, a Delaware limited liability company (the “Predecessor”), converted into Inergy Midstream, L.P., a Delaware limited partnership (the “Partnership”), pursuant to that certain Certificate of Conversion filed with the Secretary of State of the State of Delaware on the date hereof;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5, as amended or restated from time to time.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

“General Partner” means NRGM GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the management interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“Limited Partner” means, unless the context otherwise requires, the Organizational Limited Partner, and each additional person that becomes a Limited Partner pursuant to the terms of this Agreement, in each case, in such person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Organizational Limited Partner” means Inergy, L.P., a Delaware limited partnership.

“Partner” means the General Partner or any Limited Partner.

“Partnership” means Inergy Midstream, L.P., a Delaware limited partnership.

“Percentage Interest” means the economic ownership interest of a Partner in the Partnership, including, but not limited to, rights to distributions (liquidating or otherwise) and allocations of items of income, gain, loss, deduction and credit.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation. Subject to the provisions of this Agreement, the General Partner and the Organizational Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Organizational Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name “Inergy Midstream, L.P.”

2.3 Principal Office; Registered Office.

(a) The principal office of the Partnership shall be at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112, or such other place as the General Partner may from time to time designate.

(b) The address of the Partnership’s registered office in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of the Partnership’s registered agent for service of process at such address shall be Corporation Service Company.

2.4 Term. The Partnership shall continue in existence until an election to dissolve the Partnership by the General Partner.

2.5 Organizational Certificate. A Certificate of Limited Partnership of the Partnership has been filed by the General Partner with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

2.6 Partnership Interests. On date hereof, (a) the General Partner’s Managing Member Interest in the Predecessor was converted into a General Partner Interest in the Partnership, and (b) the Organizational Limited Partner’s Non-Managing Member Interest in the Predecessor was converted into a Limited Partner Interest in the Partnership. Effective as of the date hereof, the General Partner’s General Partner Interest shall have a 0% Percentage Interest, and the Organizational Limited Partner’s Limited Partner Interest shall have a 100% Percentage Interest.

ARTICLE III

PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV

CAPITAL ACCOUNT ALLOCATIONS

4.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

4.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations pursuant thereto.

4.3 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distribution as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any

Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE V

MANAGEMENT AND OPERATIONS OF BUSINESS

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; Limited Partners shall not have any power to control or manage the Partnership.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Limited Partners shall have no liability under this Agreement except as provided in Article IV.

ARTICLE VII

DISSOLUTION AND LIQUIDATION

The Partnership shall be dissolved, and its affairs shall be wound up as provided in Section 2.4.

ARTICLE VIII

AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partners and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE IX

GENERAL PROVISIONS

9.1 Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partners shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).

9.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

9.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

9.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

9.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Organizational Limited Partner as of the date first set forth above.

GENERAL PARTNER:

NRGM GP, LLC

By:	/s/ John J. Sherman
Name: John J. Sherman Title: President and Chief Executive Officer

ORGANIZATIONAL LIMITED PARTNER:

INERGY, L.P.

By:	Inergy GP, LLC, its general partner

By:	/s/ John J. Sherman
Name: John J. Sherman Title: President and Chief Executive Officer

Signature Page to Agreement of Limited Partnership of Inergy Midstream, L.P.